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                                                                  Exhibit 10.207



                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is made as of this 15th day of September, 1999 (the "Effective Date"), by and between Paxson Communications Corporation, a Delaware corporation with its principal place of business at 601 Clearwater Park Road, West Palm Beach, Florida 33401-6233 (the "Company") and Jeffrey Sagansky, an individual whose address is 53 East 80th Street, New York, New York 10021 (the "Executive") (collectively, the "Parties").

         The Company desires to employ the Executive as President and Chief Executive Officer ("CEO"), and the Parties desire to enter into this agreement to secure the Executive's employment during the term hereof, all on the terms and conditions set forth herein.

         NOW, THEREFORE, the Parties agree as follows:

1. TITLE. The Company hereby employs the Executive and the Executive agrees to serve the Company as President and CEO, headquartered principally in the Company's West Palm Beach, Florida offices, on the terms and conditions hereinafter set forth.

2. EMPLOYMENT TERM AND LOCATION. The term of the Executive's employment by the Company pursuant to this Agreement shall be four years, commencing on the Effective Date and terminating on the anniversary of the Effective Date in 2003, unless sooner terminated pursuant to Paragraph 8 hereof (the "Term of Employment"). The Executive may reside in the New York, New York metropolitan area but shall commute to the Company's West Palm Beach, Florida offices on a schedule mutually acceptable to the Executive and the Chairman of the Company (the "Chairman").

3. DUTIES. The Executive shall report directly and solely to the Chairman. The Executive shall have all of the power, authority and responsibilities customarily attendant to the position of President and CEO, including the supervision and responsibility for all operations and management of the Company, its subsidiaries and any entity controlled by the Company (the "Paxson Group"). All employees of the Paxson Group, other than the Chairman, shall report to the Executive or to such other managers as the Executive shall designate. Consistent with the position of President and CEO, the Executive shall work under the direction and control of the Chairman. The Company shall use reasonable efforts to assure that the Executive is elected to the Board of Directors of the Company and to the Executive Committee of the Board of Directors, if and when the Board establishes such a committee.

         The Executive shall render his services under this Agreement loyally and faithfully, to the best of his abilities and in substantial conformance with all laws and all written Company rules and policies which apply to senior executives and of which the Executive has notice.





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         Except as expressly modified herein, the Executive shall be subject to all of the Company's written policies, including conflicts of interest, as well as the following:

         (a) The Executive will comply with all Company and professional standards governing the Executive's objectivity in the performance of the Executive's duties. The Executive will not, without the prior approval of the Chairman or the Compensation Committee of the Company's Board of Directors (the "Compensation Committee"), accept any gift, compensation or gratuity (which excludes business meals and entertainment received by the Executive in the ordinary course of business) from any person or entity with which the Paxson Group or any of their broadcast properties is or may be in competition or in any instance where there is a stated or implied expectation of favorable treatment of that person or entity. The Executive will not, without the prior written approval of the Chairman or the Compensation Committee, take advantage of any business opportunity or situation or engage in any enterprise or venture in which the Paxson Group has an interest on his own behalf, if said business opportunity or situation, enterprise or venture is related in any material way to the business of the Paxson Group.

         (b) In performing his duties under this Agreement, the Executive shall conduct himself with due regard to social conventions, public morals and standards of decency, and will not cause or permit any situation or occurrence which would tend to degrade, scandalize, bring into public disrepute, or otherwise lower the community standing of the Executive, or the Company's public image.

4.       (a)      BASE SALARY. The Company shall pay the Executive a base salary
                  (the "Base Salary"), to be paid on the same payroll cycle as other executive officers of the Company, at an initial annual rate of $600,000. The Base Salary shall be increased annually during the Term of Employment, effective on each anniversary of the Effective Date, by an amount equal to 10% of the Base
                  Salary in effect for the most recently ended twelve months
                  (i.e., cumulatively).

         (b) ANNUAL BONUS. In addition to the Base Salary, the Executive shall be eligible to earn a bonus for each of the whole or partial calendar years during the Term of Employment, subject to (i) the satisfaction of annual performance benchmarks for "minimum revenues," "target revenues" or "excess revenues," established by the Compensation Committee of the Board of Directors, and (ii) the Executive being actively employed by the Company on December 31 of such calendar year (except for any bonus for the partial calendar year during which the Term of Employment expires or is terminated), unless the Executive's employment has terminated due to the Executive's death, Good Reason, Disability or other than for Good Cause, pursuant to subparagraphs (a), (c), (d) or (e) of Paragraph 8. The bonus shall be equal to the following percentages of the Base Salary paid to the Executive in the preceding calendar year: (A) 50% of Base Salary upon the attainment of the "minimum revenues" benchmark; (B) 100% of Base Salary upon the attainment of the "target revenues" benchmark; or (C) 200% of Base Salary upon the attainment of the "excess revenues" benchmark. The benchmarks shall be established by the Compensation





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                  Committee and shall be the same benchmarks used for
                  determining the bonus compensation of the Chairman (so long as the Chairman shall be Lowell W. Paxson). Any bonus compensation earned shall be payable within the first six months of the calendar year following the year to which the bonus applies, and will be prorated for any partial calendar year during the Term of Employment on the basis of the Executive's period of service during such year. No employee of the Company shall be entitled to a larger annual performance bonus from the Company (except with respect to any partial calendar years during the Term of Employment). If the Compensation Committee fails to establish new benchmarks for any calendar year during the Term of Employment, the benchmarks for the Executive shall remain at those last set for the Chairman.

        (c) OPTIONS. The Company shall grant the Executive non-qualified stock options (the "Options") to purchase an aggregate of 2,000,000 shares of Class A Common Stock of the Company, which shall become exercisable (i.e., "vest") at a rate of 500,000 shares on each anniversary of the Effective Date during the Term of Employment and expiring on the tenth anniversary of the Effective Date. The option exercise prices shall be (i) for Options vesting on the first anniversary of the Effective Date, $10.00 per share, (ii) for Options vesting on the second anniversary of the Effective Date, the lower of $14 per share or the Fair Market Value of the Class A Common Stock as of the anniversary of the Effective Date in 2000, (iii) for Options vesting on the third anniversary of the Effective Date, the lower of $18 per share or the Fair Market Value of the Class A Common Stock on the anniversary of the Effective Date in 2001, and (iv) for Options vesting on the fourth anniversary of the Effective Date, the lower of $21 per share or the Fair Market Value of the Class A Common Stock on the anniversary of the Effective Date in 2002. The Options shall be governed by the terms of a Stock Option Agreement, substantially in the form attached hereto as Exhibit A, which the Executive agrees to execute upon grant of the Options. Notwithstanding any other provision of this Agreement, if, at any time after Lowell W. Paxson ceases to be the FCC Single Majority Shareholder of the Company (as such term is defined under applicable laws and the rules and regulations of the Federal Communications Commission (the "FCC")), the Executive's employment under this Agreement is terminated other than by reason of Executive's death or Disability and other than for Good Cause (each as defined below), then, (x) if termination occurs prior to the anniversary of the Effective Date in 2001, 75% of the Options to be granted pursuant to this paragraph shall immediately vest and the balance of such Options shall be forfeited, and
                  (y) if termination occurs on or after the anniversary of the Effective Date in 2001, all of the Options shall fully and immediately vest. The exercise price of all Options which become vested by reason of the acceleration of vesting pursuant to the preceding sentence shall be determined in accordance with clauses (i)-(iv) above, except that if any Effective Date anniversary stated in such clauses is a date subsequent to the date of termination of employment, then the relevant Effective Date anniversary for purposes of determining





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                  the exercise price of such options shall be the Effective Date anniversary immediately preceding the date of termination of employment. For purposes of the Options, the "Fair Market Value" of the Class A Common Stock on any date shall be equal to the arithmetic average of the closing sale prices of the Class A Common Stock for the 45 consecutive trading days ending on the trading day immediately preceding the date of determination on the principal securities exchange on which the Class A Common Stock is listed for trading.

         (d) WITHHOLDING. The Company will have the right to withhold from payments otherwise due and owing to the Executive, an amount sufficient to satisfy any required federal, state, and/or local income and payroll taxes and any other amounts required by law to be withheld.

5. EMPLOYEE BENEFITS. During the Term of Employment, the Executive shall be eligible to participate, on the same basis as other members of the Company's senior executive group, in all employee benefit plans and arrangements sponsored or maintained by the Company for the benefit of its employees generally and for its senior executive group (which for this purpose means any one or more senior executives, excluding the Chairman), including, without limitation, the Supplemental Executive Retirement Plan, all group insurance plans (term life, medical and disability) and retirement plans, as long as any such plan or arrangement remains generally applicable to its senior executive group. The Executive shall be entitled to four weeks of paid vacation for each twelve month period of employment; the Executive may take vacation in accordance with Company policy, consistent with the best interests of the Company.

6. BUSINESS EXPENSES. The Executive shall be reimbursed for all reasonable expenses incurred by him in the discharge of his duties, including, but not limited to, expenses for entertainment and travel, provided the Executive shall account for and substantiate all such expenses in accordance with the Company's written policies for its senior executive group (which for this purpose means any one or more senior executives, excluding the Chairman). The Executive shall be entitled to the use of Company aircraft for business travel in accordance with past practices, and to first class commercial air transportation and hotel accommodations.

7. FREEDOM TO CONTRACT. The Executive represents and warrants that he has the right to enter into this Agreement, is eligible for employment by the Company and that no other written or verbal agreements exist which would be in conflict with or prevent performance of any portion of this Agreement. The Executive further agrees to hold the Company harmless from any and all liability arising out of any prior contractual obligations entered into by the Executive. The Executive represents and warrants that he has not made and will not make any contractual or other commitments that would conflict with or prevent his performance of any portion of this Agreement or conflict with the full enjoyment by the Company of the rights herein granted. The Parties agree that, from and after the Effective Date, the Employment Agreement between the parties, dated as of June 10, 1998 (the "1998 Agreement"), shall be






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         terminated and of no further force or effect, except that the Executive shall be entitled to receive all compensation and benefits accrued but unpaid thereunder as of the Effective Date. Vesting and other terms of existing stock options granted to the Executive shall be unaffected by the termination of the 1998 Agreement.

8. TERMINATION. Notwithstanding the provisions of Paragraph 2 of this Agreement, the Executive's employment under this Agreement and the Term of Employment hereunder shall terminate on the earliest of the following dates:

         (a) DEATH. Upon the date of the Executive's death. In such event, the Company shall pay to the Executive's legal representatives or named beneficiaries (as the Executive may designate from time to time in a writing delivered to the Company), (x) the Executive's Base Salary in effect on the date of death for an 18 month period following the date of the Executive's death (payable in accordance with the Company's normal payroll practices during such period), (y) any bonus earned but not paid as of the date of death, and (z) a pro rata bonus for the calendar year in which the Executive died equal to the bonus the Executive would have earned for such year if he had remained actively employed with the Company through the end of such calendar year and had continued to receive his Base Salary through the end of such period multiplied by a fraction, the numerator of which shall be the total number of days of the calendar year which have lapsed as of the date of his death and the denominator of which is 365. The Executive's estate and legal representatives, beneficiaries and assigns shall retain all Options which shall fully and immediately vest as of the date of the Executive's death.

         (b) GOOD CAUSE. Subject to the notice and cure provisions set forth below, upon the date specified in a written notice from the Board of Directors terminating the Executive's employment for "Good Cause," consistent with the provisions of this subparagraph (b). The term "Good Cause" as used in this Agreement shall mean the occurrence of any of the following events:

                  (i) the Executive's conviction of the commission of (A) a felony, (B) any criminal act with respect to the Executive's employment (including any criminal act involving a violation of the Communications Act of 1934, as amended, or regulations promulgated by the FCC), or (C) any act contrary to law that materially threatens to result in suspension, revocation, or adverse modification of any FCC license of any broadcast station owned by the Paxson Group or that would subject any such broadcast station to a material fine or forfeiture;

                  (ii) the Executive's demonstrable gross negligence in taking any action, or omitting to take any action, which act or omission would cause any member of the Paxson Group to be in default under any material contract, lease or other agreement;





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                  (iii) the Executive's dependence on alcohol or illegal drugs;

                  (iv) the Executive's willful failure or refusal to perform according to or follow the lawful written policies and directives of the Board of Directors or the Chairman (which shall be consistent with Paragraph 3);

                  (v) the Executive's misappropriation, conversion or embezzlement of any material assets of any member of the Paxson Group;

                  (vi) the Executive's willful material breach of this Agreement, including engaging in action in violation of Paragraph 10;

                  (vii) the Executive making any representation in this Agreement which is false in any material respect when made; or

                  (viii) the Executive's voluntary termination of his employment without Good Reason (as defined below).

                  Except in the event of Executive's voluntary termination of his employment, should the Company propose to terminate the Executive's employment for Good Cause under this subparagraph
                  (b), the Company shall notify the Executive in writing of its intention to terminate his employment and the specific reason(s) therefor, and the Executive, on at least ten business days' notice, shall have an opportunity to respond thereto in writing; and if the basis for such termination is susceptible of being cured by the Executive, the Company shall afford the Executive a period of at least ten additional business days to effect such cure, and the Executive's employment may not be terminated until such period has expired and the Executive has failed to effect such cure.

                  In the event of termination for Good Cause, the Company will be released from all further obligation to the Executive, except for (i) the payment of such Base Salary as may have been earned but not paid prior to termination, (ii) Executive's right to exercise any vested stock Options, pursuant to his Stock Option Agreement, and (iii) any accrued benefits under the Company's employee benefit plans in accordance with the terms of those plans.

         (c) GOOD REASON. Upon the date specified in a written notice from the Executive terminating his employment for "Good Reason", consistent with the provisions of this subparagraph (c). For purposes of this subparagraph (c), "Good Reason" shall mean that the Company has breached any of the material terms, conditions and provisions of this Agreement. In such case, the Executive shall notify the Company in writing of his intention to terminate his employment and the specific reason(s) therefor, and the Company, on at least ten business days' notice, shall have an opportunity to





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                  respond thereto in writing; and if the basis for such
                  termination is susceptible of being cured by the Company, the Executive shall afford the Company a period of at least ten additional business days to effect such cure, and the Executive may not terminate his employment until such period has expired and the Company has failed to effect such cure. In the event of such termination for Good Reason, the Company shall (w) continue to pay the Executive the Base Salary, including annual increases therein, for the remainder of the original Term of Employment, or the remainder of any one year renewal thereof, if termination occurs during such renewal period, payable in accordance with the Company's normal payroll practices during such period, (x) pay the Executive any bonus earned but not paid as of the date of termination,
                  (y) pay the Executive any other bonus the Executive would have earned under subparagraph 4(b) had he remained actively employed through the original Term of Employment or the balance of any one year renewal thereof, if termination occurs during such renewal period (subject to the Company's satisfaction of the benchmarks for the relevant calendar years), and (z) provide continued coverage under any Company employee benefit plans in which the Executive participates as of the date of termination (on the same terms and conditions then in effect) through the original Term of Employment or the balance of any one year renewal thereof, if termination occurs during such renewal period, and, except as expressly provided in Paragraph 4(c) above, the Options shall vest as provided in Paragraph 4(c) as though Executive's employment had not been terminated.

         (d) OTHER THAN GOOD CAUSE. Upon the date specified in a written notice from the Board of Directors terminating the Executive's employment for any reason other than Good Cause, death or Disability (as defined in Paragraph 8(e) below), or in the event no date is specified in the notice, upon the date on which the notice is delivered to the Executive. In the event of the termination of the Executive's employment pursuant to this subsection (d), the Company shall (w) continue to pay the Executive the Base Salary, including annual increases therein, for the remainder of the original Term of Employment, or the remainder of any one year renewal thereof, if termination occurs during such renewal period (payable in accordance with the Company's normal payroll practices during such period),
                  (x) pay the Executive any bonus earned but not paid as of the date of termination, (y) pay the Executive any other bonus the Executive would have earned under subparagraph 4(b) had he remained actively employed through the original Term of Employment or the remainder of any one year renewal thereof, if termination occurs during such renewal period (subject to the Company's satisfaction of the benchmarks for the relevant calendar years), and (z) provide continued coverage under any Company employee benefit plans in which the Executive participates as of such date of termination (on the same terms and conditions then in effect) through the original Term of Employment or the remainder of any one year renewal thereof, if termination occurs during such renewal period, and, except as expressly provided in Paragraph 4(c) above, the Options shall vest as





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                  provided in Paragraph 4(c) as though Executive's employment had not been terminated.

         (e) DISABILITY. Upon the date specified in a written notice from the Board of Directors terminating the Executive's employment for "Disability." For purposes of this Agreement, the term "Disability" shall mean that, due to illness or injury, the Executive is unable to perform and exercise the essential functions required of him under this Agreement, for either (i) four consecutive months or longer, or (ii) a total of four months or longer in any twelve month period. The Compensation Committee shall determine whether the Executive has a Disability based on written physician reports provided to the Compensation Committee under the following procedures. The Compensation Committee and the Executive shall each choose a physician to supply a report regarding whether the Executive should be deemed to have a Disability under the terms of this subparagraph 8(e). If the reports of these two physicians reach contrary conclusions regarding whether the Executive should be deemed to have a Disability, the two physicians shall select a third physician to prepare and provide to the Compensation Committee another report regarding whether the Executive should be deemed to have Disability under the terms of this subparagraph 8(e). The Executive shall cooperate fully with each such physician preparing a report to the Compensation Committee under the terms of this subparagraph 8(e) by, among other things, executing any necessary releases to grant such physician access to any and all of Executive's medical records reasonably deemed by such physician to be relevant to such determination, authorizing or requiring physicians and any other health care professionals who have treated or dealt with Executive to consult with such physician regarding any matter reasonably deemed by such physician to be relevant to such determination and submitting to such physical or mental examinations or testing as may be reasonably deemed by such physician to be relevant to such determination. The Parties acknowledge and agree that any determination by the Compensation Committee that the Executive has a Disability, which is used as a basis for termination of the Executive's employment pursuant to this Paragraph 8(e), shall be subject to the arbitration provisions of Paragraph 12 below. In the event of the termination of the Executive's employment by reason of Executive's Disability, the Company shall (x) continue to pay the Executive the Base Salary, including annual increases therein, for the remainder of the original Term of Employment, or the remainder of any one year renewal thereof, if termination occurs during such renewal period (payable in accordance with the Company's normal payroll practices during such period), (y) pay the Executive any bonus earned but not paid as of the date of termination, and (z) provide continued coverage under any Company employee benefit plans in which the Executive participates as of such date of termination (on the same terms and conditions then in effect) through the remainder of the original Term of Employment or of any one year renewal thereof, if termination occurs during such renewal period, and the Options





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                  shall vest as provided in Paragraph 4(c) above as though
                  Executive's employment had not been terminated.

         (f) TERM. Upon the expiration of the Term of Employment on the anniversary of the Effective Date in 2003. In the event of the termination of the Executive's employment upon the expiration of the Term of Employment, the Company shall be obligated to pay the Executive a prorated portion of any bonus the Executive would have earned under subparagraph 4(b) had he remained actively employed through the calendar year in which the Term of Employment expires, equal to the bonus otherwise payable multiplied by a fraction, the numerator of which is the number of days in the relevant calendar year included in the Term of Employment and the denominator of which is 365 (subject to the Company's satisfaction of the benchmarks for such calendar year which are relevant to the bonus calculation), and will be released from all further obligation to the Executive pursuant to this Agreement, except for such compensation as may have been earned but not paid prior to termination.

         Following the termination of the Term of Employment and the Executive's employment under this Agreement, the Company will have no further liability to the Executive hereunder and no further payments will be made to him, except (i) as provided in subparagraphs (a) through (f) above, (ii) to the extent that the Executive qualifies for benefits under any employee benefit plan available to the Executive as provided in Paragraph 5, and (iii) for the Executive's rights under the Stock Option Agreement. In the event the Executive's employment is terminated for Good Reason, other than for Good Cause or for Disability, pursuant to subparagraphs 8(c),(d) or (e), respectively, the Executive's right to continue to participate in any Company employee benefit plan shall not be affected by the Executive's termination of employment, except
         (i) the Company may substitute for its contribution to any tax-qualified retirement plan on behalf of the Executive, an equivalent contribution to a non-qualified retirement plan, and (ii) the Company may terminate any welfare plan coverage to the extent the applicable insurance carrier refuses to continue to provide such coverage under the group insurance policy, in which event the Company shall have the option of providing the Executive with comparable coverage under individual insurance policies, to the extent such policies are available, provided that if the Executive's employment is terminated by the Company for other than Good Cause pursuant to Paragraph 8(d) or the Executive terminates his employment with the Company for Good Reason, the Company shall be obligated to continue to provide benefits comparable to such welfare plan coverage regardless of whether or not insurance policies are available to provide such benefits. The Company shall not have the right to reduce any payments the Executive is entitled to hereunder by any payments the Executive receives from any other source of employment (whether before, during or after the Term of Employment), and the Executive shall not have any duty to mitigate the damages the Company will incur in making any payments hereunder to the Executive following his termination of employment with the Company. Upon the date of the termination of the Executive's employment pursuant to subparagraph (c), (d) or (e) above, in consideration of






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         (i) the payments to be made to the Executive pursuant to such subparagraph and as a condition to the payment thereof, and (ii) the Company's undertaking to make no derogatory or disparaging statement about the Executive to any unrelated (to the Paxson Group) third party, the Executive acknowledges that all such payments, if made in accordance with this Agreement, shall constitute complete satisfaction of all obligations owed by the Company to the Executive under this Agreement (other than any benefits Executive has accrued under the Company's employee benefit plans) and shall further constitute the Executive's sole remedy against the Company; the Executive agrees that if this provision becomes applicable he will execute a general release to reflect these terms.

         In the event that the Term of Employment has expired, no successor agreement has been executed by the Executive and the Company, and the Executive continues to provide his services to the Company at the Company's request, such employment shall be at will on such terms and conditions as may be established by the Company and may be terminated for any reason or no reason at any time by either Party with or without notice.

9. INSURANCE. If the Company desires at any time or from time to time during the Term of Employment to apply in its own name or otherwise, but at its own expense, for life, health, accident or other insurance covering the Executive, the Company may do so and may take out such insurance for any sum which the Company may deem necessary to protect its interests hereunder. The Executive will have no right, title or interest in or to such insurance, but will, nevertheless, assist the Company in procuring and maintaining the same by submitting from time to time to customary medical, physical and other examinations and signing such applications, statements and other instruments as may reasonably be required by the insurance company or companies issuing such policies. The Company acknowledges that the Executive has made no representation that he is insurable for these purposes.

10.      RESTRICTIVE COVENANTS.

         (a) FCC COMPLIANCE. The Executive represents that he does not currently have, and warrants that during the Term of Employment he will not have, or be involved with any investment ownership interest or outside activity (such as a board membership) which would result in either he or the Company being in violation of the rules and regulations of the FCC or the Communications Act of 1934, as amended.

         (b) EXCLUSIVE SERVICES. The Executive shall during the Term of Employment, except during vacation periods, periods of illness and the like, devote his full and undivided business time and attention to his duties and responsibilities for the Company. During the Executive's employment with the Company, the Executive shall not: (i) engage in any other business activity that would interfere with his responsibilities or the performance of his duties under this Agreement; (ii) have any interest or involvement, directly or indirectly, in any capacity (including as employee, director, consultant, owner, lessor, manager, or lender), in any business enterprise that






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                  competes with the Paxson Group or that otherwise has interests in conflict with the Paxson Group, including without limitation, any television broadcast, cable television network, or television programming service, provided however, that (x) the Executive may own up to one percent (1%) of the issued and outstanding common stock of any entity whose common stock is traded on a nationally recognized stock exchange, and
                  (y) the Executive may sit on the boards of directors of other entities, with the prior written approval of the Chairman, which approval shall not be unreasonably withheld. The Executive will not, during the Term of Employment, solicit offers for the Executive's services, negotiate with potential employers, enter into any oral or written agreement for the Executive's services, give or accept any option for the Executive's services, enter into the employment of, perform services for, or grant or receive future rights of any kind relating to the Executive's services to or from any person or entity whatsoever other than the Company.

         (c) NONINTERFERENCE. The Executive agrees that from the date of this Agreement through the first anniversary of the date the Executive's employment with the Company terminates, the Executive will not, directly or indirectly, whether as sole proprietor, partner, lessor, venturer, stockholder, director, officer, employee, consultant or in any other capacity as principal or agent or through any person, subsidiary, affiliate or employee acting as nominee or agent, engage or participate in any of the following actions:

                  (i) Influencing or attempting to influence any person or entity who is a contracting party with any member of the Paxson Group to terminate any written or oral agreement with such member of the Paxson Group; or

                  (ii) Hiring or attempting to hire for employment or as an independent contractor any person who is actively employed (or in the preceding six months was actively employed) by any member of the Paxson Group or attempting to influence any such person to terminate employment with any member of the Paxson Group.

         (d) CONFIDENTIALITY. The Executive covenants and agrees that both during the Term of Employment and thereafter he will not disclose to any third party or use in any way (other than in connection with the performance of his duties under this Agreement) any confidential information, business secrets, or business opportunity of the Company or its affiliates, including, without limitation, advertiser lists, rate cards, programming information, programming plans, marketing, advertising and promotional ideas and strategies, marketing surveys and analyses, ratings reports, budgets, research, or financial, purchasing, planning, employment or personnel data and information. Immediately upon termination of the Executive's employment with the Company for any reason, or at any other time upon the Company's request, the





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                  Executive will return to the Company or destroy all memoranda, notes, records or other documents compiled by the Executive or made available to the Executive during the Term of Employment concerning the business of the Company or its affiliates, all other confidential information and all personal property of the Company or its affiliates, including, without limitation, all files, audio or video tapes, recordings, records, documents, drawings, specifications, lists, equipment, supplies, promotional material, scripts, keys, phone or credit cards and similar items and all copies thereof or extracts therefrom.

         (e) ENFORCEMENT. The Executive agrees that the restrictive covenants contained in this Paragraph 10 are a material part of the Executive's obligations under this Agreement for which the Company has agreed to compensate the Executive as provided in this Agreement. The Executive agrees that the injury the Company will suffer in the event of the breach by the Executive of any clause of this Paragraph 10 will cause the Company irreparable injury that cannot be adequately compensated by monetary damages alone. Therefore, the Executive agrees that the Company, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by injunction or otherwise from any court of competent jurisdiction, including, without limitation, injunctive relief to prevent the Executive's failure to comply with the terms and conditions of Paragraph 10.

11. INTANGIBLE PROPERTY. The Executive will not at any time during or after the Term of Employment have or claim any right, title or interest in any trade name, trademark, or copyright belonging to or used by any entity in the Paxson Group and shall not have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the programming, advertising, broadcasting, or promotion of any entity of the Paxson Group, whatever the Executives' involvement with such matters may have been, and whether procured, produced, prepared, published or broadcast in whole or in part by the Executive, it being the intention of the Parties that the Executive shall, and hereby does, recognize that the Paxson Group now has and shall hereafter have and retain the sole and exclusive rights in any and all such trade names, trademarks, copyrights (all the Executive's work in this regard being a work for hire for the Company under the copyright laws of the United States), character names, material and matter as described above. The Executive shall cooperate fully with the Company during his employment and thereafter in the securing of trade name, patent, trademark or copyright protection or other similar rights in the United States and in foreign countries and shall give evidence and testimony and execute and deliver to the Company all papers reasonably requested by it in connection therewith, provided however that the Company shall reimburse the Executive for reasonable expenses related thereto.

12. ARBITRATION. Any dispute regarding this Agreement shall be decided by arbitration in West Palm Beach, Florida, in accordance with the Expedited Arbitration Rules of the American Arbitration Association then obtaining unless the Parties mutually agree otherwise; and,






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         provided further, that both Parties will be entitled to all rights of discovery in connection with such arbitration, including, without limitation, all discovery rights described in the Florida Rules of Civil Procedure. Any such arbitration shall be submitted to three arbitrators from the Panel of Arbitrators of the American Arbitration Association. The three arbitrators shall be selected in the following fashion: (i) the Executive and the Company each shall select an arbitrator from the Panel of Arbitrators of the American Arbitration Association; and (ii) such two arbitrators by mutual agreement shall select a third arbitrator from such Panel of Arbitrators. This undertaking to arbitrate shall be specifically enforceable. The decision rendered by the arbitrator will be final and judgment may be entered upon it in accordance with appropriate laws in any court having jurisdiction thereof. Notwithstanding the foregoing, the Company may seek injunctive relief in accordance with Paragraph 10 of this Agreement.

13. INDEMNIFICATION. The Company shall indemnify and hold the Executive harmless, to the maximum extent permitted by law, against claims, judgments, fines, amounts paid in settlement of and reasonable expenses (including reasonable attorneys fees) incurred by the Executive in connection with the defense of any claim, action or proceeding in which he is a party by reason of his position with the Company, provided such liability does not arise as a result of the Executive's gross negligence. The Executive shall notify the Company promptly upon learning of any claim, action or proceeding for which the Executive intends to assert his right to indemnification under this Paragraph, and the Company shall have the right to control the defense of any such claim, action or proceeding on behalf of the Executive, including any decision regarding the terms (if any) of settlement of such claim, action or proceeding, provided that unless otherwise agreed to by the Executive, any such settlement shall include statements that the Executive does not admit any wrongdoing and the Company does not admit any wrongdoing on the part of the Executive. The Company shall not agree to any settlement of a claim, action or proceeding for which it is indemnifying the Executive until it first has informed and consulted with the Executive regarding the terms of such settlement, but the Company shall not need the consent of the Executive to such settlement (so long as the settlement complies with the immediately preceding sentence). The Company's indemnification of the Executive under this Paragraph shall indefinitely survive the termination or expiration of this Agreement.

14.      MISCELLANEOUS.

         (a) WAIVER OR MODIFICATION. Any waiver by either Party of a breach of any provision of this Agreement shall not operate as, or to be, construed to be a waiver of any other breach of such provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Neither this Agreement nor any part of it may be waived, changed or terminated orally, and any waiver, amendment or modification must be in writing and signed by each of the Parties. Any






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                  waiver of any right of the Company hereunder or any amendment hereof shall require the approval of the Chairman or the Compensation Committee of the Board of Directors. Until such approval or waiver has been obtained, no such waiver or amendment shall be effective.

         (b) SUCCESSORS AND ASSIGNS. The rights and obligations of the Company under this Agreement shall be binding on and inure to the benefit of the Company, its successors and permitted assigns. The rights and obligations of the Executive under this Agreement shall be binding on and inure to the benefit of the heirs and legal representatives of the Executive. Neither Party may assign this Agreement without the prior written consent of the other.

         (c) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

         (d) GOVERNING LAW. This Agreement will be governed and construed and enforced in accordance with the laws of the State of Florida, without regard to its conflicts of law rules.

         (e) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the Parties relating to the subject matter of this Agreement and supersedes all other prior written or oral agreements, understandings or arrangements. The Executive and the Company each acknowledges that, in entering into this Agreement, he/it does not rely on any statements or representations not contained in this Agreement.

         (f) SEVERABILITY. Any term or provision of this Agreement which is determined to be invalid or unenforceable by any court of competent jurisdiction in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law.

         (g) NOTICES. Except as otherwise specifically provided in this Agreement, all notices and other communications required or permitted to be given under this Agreement shall be in writing and delivery thereof shall be deemed to have been made (i) three business days following the date when such notice shall have been deposited in first class mail, postage prepaid, return receipt requested, to any comparable or superior postal or air courier service then in effect, or (ii) transmitted by hand delivery to, or (iii) transmitted by telegram, telex, telecopier or facsimile transmission (with receipt confirmed by telephone), to the party entitled to receive the same, at the address





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                  indicated below or at such other address as such party shall have specified by written notice to the other party hereto given in accordance herewith:

                  if to the Company:      Lowell W. Paxson, Chairman
                                          Paxson Communications Corporation
                                          601 Clearwater Park Road
                                          West Palm Beach, Florida 33401-6233
                                          (tel) (561) 659-4122
                                          (fax) (561) 655-9424

                  with a copy to:         Paxson Communications Corporation
                                          601 Clearwater Park Road
                                          West Palm Beach, Florida 33401
                                          Attn:  General Counsel
                                          (tel) (561) 659-4122
                                          (fax) (561) 655-9424

                  if to the Executive:    Jeffrey Sagansky
                                          53 East 80th Street
                                          New York, New York 10021
                                          (tel) (212) 833-4921
                                          (fax) (212) 833-5545

                  with a copy to:         Jeffrey Mandell, Esq.
                                          Gang, Tyre, Ramer & Brown, Inc.
                                          132 South Rodeo Drive
                                          Beverly Hills, California  90212-2425
                                          (tel) (310) 777-4800
                                          (fax) (310) 777-4801

         (h) TITLES. The titles and headings of any paragraphs in this Agreement are for reference only and shall not be used in construing the terms of this Agreement.

         (i) NO THIRD PARTY BENEFICIARIES. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

         (j) SURVIVAL. The covenants, agreements, representations and warranties contained in this Agreement shall survive the termination of the Term of Employment and the Executive's termination of employment with the Company for any reason.




                                       15
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         IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties as of the first date written above.

                                         JEFFREY SAGANSKY


                                         /s/ Jeffrey Sagansky
                                         --------------------------------



                                         PAXSON COMMUNICATIONS CORPORATION



                                         By: /s/ Lowell W. Paxson
                                            -----------------------------
                                            Lowell W. Paxson
                                            Chairman






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